                                                                    EXHIBIT 12.1

                                US AIRWAYS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (in millions, except ratio amounts)

                                                                  Predecessor Company (b)
                                   ----------------------------------------------------------------------------------------
                                                                                  |   Three
                                   Nine months                      Nine months   |   months                  Year ended
                                      ended          Year ended        ended      |   ended                   December 31,
                                   September 30,    December 31,    December 31,  | March 31,       -----------------------------
                                       2005            2004            2003       |   2003          2002         2001        2000
                                       ----            ----            ----       |   ----          ----         ----        ----
                                                                                  |
                                                                                  |
Earnings:                                                                         |
  Income (loss) before income                                                     |
     taxes and cumulative effect                                                  |
     of accounting change                $  278       $    (585)        $   (154) |    $  1,613   $   (1,914)  $   (1,787)  $  (202)
  Add (deduct) fixed charges:                                                     |
     Interest expense, net of                                                     |
       amounts capitalized                  222             236              164  |          73          319          288       237
     Amortization of debt                                                         |
       discount and issuance                                                      |
       costs                                  2               2                1  |           1            6            9         4
     Interest factor on                                                           |
       non-capitalized rentals              167             229              169  |          56          246          291       246
                                            ---           -----              ---  |       -----      -------      -------       ---
                                            669            (118)             180  |       1,743       (1,343)      (1,199)      285
                                            ===           =====              ===  |       =====      =======      =======       ===
                                                                                  |
Fixed charges:                                                                    |
  Interest expense, net of                                                        |
    amounts capitalized                     222             236              164  |          73          319          288       237
  Capitalized interest                        1               5               --  |          --            3           10        15
  Amortization of debt                                                            |
    discount and issuance costs               2               2                1  |           1            6            9         4
  Interest factor on                                                              |
    non-capitalized rentals                 167             229              169  |          56          246          291       246
                                            ---             ---              ---  |         ---          ---          ---       ---
                                         $  392          $  472           $  334  |      $  130       $  574       $  598     $ 502
                                            ===             ===              ===  |         ===          ===          ===       ===
                                                                                  |
Ratio of earnings to fixed                                                        |
   charges                                 1.71             (a)              (a)  |       13.41          (a)          (a)       (a)

(a) Earnings for the year ended December 31, 2004, the nine months ended December 31, 2003 and the years ended December 31, 2002, 2001, and 2000 were not sufficient to cover fixed charges. Additional earnings of $590 million, $154 million, $1.92 billion, $1.80 billion, and $217 million, respectively, would have been required to achieve a ratio of 1.0. Earnings for the three months ended March 31, 2003 and the nine months ended September 30, 2005 were significantly impacted by reorganization items directly associated with emergence from the first and second bankruptcy, respectively.

(b) In connection with emergence from the first bankruptcy in March 2003 and the second bankruptcy in September 2005, US Airways adopted fresh-start reporting in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." As a result of the application of fresh-start reporting, the financial statements prior to March 31, 2003 are not comparable with the financial statements for the period April 1, 2003 to September 27, 2005, nor either period comparable to periods after September 27, 2005. References to "Predecessor Company" refer to US Airways prior to the application of fresh-start reporting upon emergence from the second bankruptcy.